EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-3 of EasyLink Services International Corporation of our report dated April 11, 2005, except as to Note 21, which is as of December 5, 2005, with respect to the consolidated statements of operations, stockholders’ equity, comprehensive loss and cash flows of EasyLink Services Corporation and Subsidiaries for the year ended December 31, 2004, which report appears in the July 17, 2007, Definitive Proxy Statement of EasyLink Services International Corporation (formerly known as Internet Commerce Corporation), and to the reference to our firm under the heading “Experts”.

The consolidated financial statements for the year ended December 31, 2004 have been restated.

Our report dated April 11, 2005, except as to Note 21 which is as of December 5, 2005, contains an explanatory paragraph that states that the Company has a working capital deficiency and an accumulated deficit that raise substantial doubt about its ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

KPMG LLP

/s/ KPMG LLP

New York, New York

September 17, 2007